October 28, 2015

URGENT

Re:  Optimum Funds

Dear Shareholder,

We have attempted to contact you regarding an important shareholder matter pertaining to the Optimum Funds.  Broadridge Financial Solutions has been engaged by the Optimum Funds to contact you and other Optimum Fund shareholders.    This matter is very important to the operation of the Optimum Funds, but will only take a moment of your time.

Please contact me immediately at 855-928-4484 Monday through Friday between the hours of 9:00 am to 10:00 pm Eastern time.

Thank you in advance for your assistance with this matter.

Sincerely,

Gina Balderas
Manager
Shareholder Services

Reminder: Optimum Fund Trust shareholders as of July 17, 2015 have been asked to participate in a proxy vote. The proxy vote includes multiple proposals and is being conducted across all six Optimum Funds. Because the required percentage of shareholder votes has not yet been received for two proposals, a telephone solicitation process to get the required votes has continued through a third party (Broadridge).

The telephone solicitation process will cease once enough shareholder votes have been received for each Fund. Clients may vote online or by phone and should remember to vote all six Optimum Funds which comprise an OMP account.

It’s easy to vote.

To vote by telephone:
Shareholders should call 1-855-928-4484,  Monday – Friday, 9:00am – 10pm, Eastern time to speak with a proxy specialist. A shareholder simply needs to provide the proxy specialist with a name and zip code to vote an account

To vote online:
Shareholders should visit the Website noted on their proxy card(s) and enter the control number that appears on the proxy card(s). They should follow the on-screen prompts to vote.

If you have any questions, please contact LPL Advisory Consulting at 877-318-6400.